Exhibit 99.1

FOR IMMEDIATE RELEASE

CORRECTING and REPLACING – Organogenesis Holdings Inc. Reports First Quarter 2021 Financial Results

CANTON, Mass., May 10, 2021 (GLOBE NEWSWIRE) – In a release issued under the same headline earlier today by Organogenesis Holdings Inc. (Nasdaq: ORGO), please note that in the third bullet of the First Quarter 2021 Financial Results Summary, the net revenue from the sale of non-PuraPly products was $61.2 million, not $32.0 million. The corrected release follows:

Organogenesis Holdings Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical & Sports Medicine markets, today reported financial results for the three months ended March 31, 2021.

First Quarter 2021 Financial Results Summary:

•	Net revenue of $102.6 million for the first quarter of 2021, up 66% compared to net revenue of $61.7 million for the first quarter of 2020. Net revenue is based upon:

•	Net revenue from Advanced Wound Care products for the first quarter of 2021 of $90.7 million, an increase of 77% from the first quarter of 2020.

•	Net revenue from Surgical & Sports Medicine products for the first quarter of 2021 of $11.8 million, an increase of 13% from the first quarter of 2020.

•	Net revenue from the sale of PuraPly products of $41.3 million for the first quarter of 2021, an increase of 27% from the first quarter of 2020.

•	Net revenue from the sale of non-PuraPly products of $61.2 million, an increase of 109% from the first quarter of 2020.

•	Net income of $9.9 million for the first quarter of 2021, compared to a net loss of $16.3 million for the first quarter of 2020, an increase of $26.3 million.

•	Adjusted EBITDA income of $16.0 million for the first quarter of 2021, compared to Adjusted EBITDA loss of $10.9 million for the first quarter of 2020, an increase of $27.0 million.

First Quarter 2021 Highlights:

•

On January 11, 2021, the Company announced that the U.S. Food and Drug Administration granted ReNu®, a cryopreserved amniotic suspension allograft for the management of symptoms associated with knee osteoarthritis, Regenerative Medicine Advanced Therapy (RMAT) designation.

•

On January 14, 2021, the Company announced that the first patient was enrolled in its pivotal Phase 3 clinical trial evaluating the safety and efficacy of ReNu®, a cryopreserved amniotic suspension allograft, for the management of symptoms associated with knee osteoarthritis.

•

On February 16, 2021, the Company announced the appointment of David C. Francisco as the Company’s Chief Financial Officer, effective February 15, 2021. In connection with the hiring of Mr. Francisco, Henry Hagopian will serve as the Company’s Senior Vice President of Finance and Treasurer.

“2021 is off to a strong start,” said Gary S. Gillheeney, Sr., President and Chief Executive Officer of Organogenesis. “We delivered significant year-over-year revenue growth across both our Advanced Wound Care and Surgical and Sports Medicine portfolios driven by strong sales of our amniotic and PuraPly products. We are pleased that successful execution of our PuraPly strategy generated PuraPly sales well ahead of our expectations. With continued strong execution against our commercial strategy, we also significantly improved our profitability.”

Mr. Gillheeney, Sr. continued: “The fundamentals of our business and strategy remain strong and we are well positioned to continue to deliver strong operating and financial performance over the balance of 2021. We remain confident in our ability to execute our long-term strategic plan as we deliver on our mission to provide integrated healing solutions that substantially improve medical outcomes while lowering the overall cost of care.”

First Quarter 2021 Results:

The following table represents net revenue by product grouping for the three months ended March 31, 2021 and March 31, 2020, respectively:

	Three Months Ended March 31,		Change
	2021	2020	$	%
	(in thousands, except for percentages)
Advanced Wound Care	$90,708	$51,288	$39,420	77%
Surgical & Sports Medicine	11,844	10,444	1,400	13%

Net revenue	$102,552	$61,732	$40,820	66%

Net revenue for the first quarter of 2021 was $102.6 million, compared to $61.7 million for the first quarter of 2020, an increase of $40.8 million, or 66%. The increase in net revenue was driven by a $39.4 million increase, or 77%, in net revenue of Advanced Wound Care products and a $1.4 million increase, or 13%, in net revenue of Surgical & Sports Medicine products, compared to the first quarter of 2020.

Gross profit for the first quarter of 2021 was $77.1 million, or 75% of net revenue, compared to $42.9 million, or 70% of net revenue, for the first quarter of 2020, an increase of $34.1 million, or 79%. The increase in gross profit resulted primarily from increased sales volume due to the strength in our Advanced Wound Care and Surgical & Sports Medicine products as well as a shift in product mix to our higher gross margin products.

Operating expenses for the first quarter of 2021 were $64.4 million, compared to $58.0 million for the first quarter of 2020, an increase of $6.4 million, or 11%. R&D expense was $6.2 million for the first quarter of 2021, compared to $5.4 million in the first quarter of 2020, an increase of $0.8 million, or 15%. Selling, general and administrative expenses were $58.2 million, compared to $52.6 million in the first quarter of 2020, an increase of $5.6 million, or 11%.

Operating income for the first quarter of 2021 was $12.6 million, compared to an operating loss of $15.1 million for the first quarter of 2020, an increase of $27.7 million.

Total other expenses, net, for the first quarter of 2021 were $2.5 million, compared to $1.2 million for the first quarter of 2020, an increase of $1.3 million, or 107%. The increase was primarily due to a $1.3 million gain for the three months ended March 31, 2020 related to the settlement of the deferred acquisition consideration dispute with the sellers of NuTech Medical.

Net income for the first quarter of 2021 was $9.9 million, or $0.07 per share, compared to a net loss of $16.3 million, or $0.16 per share, for the first quarter of 2020, an increase of $26.3 million, or $0.23 per share.

Adjusted EBITDA of $16.0 million for the first quarter of 2021, compared to Adjusted EBITDA loss of $10.9 million for the first quarter of 2020, an increase of $27.0 million.

As of March 31, 2021, the Company had $78.0 million in cash and restricted cash and $88.1 million in debt obligations, of which $18.4 million were capital lease obligations, compared to $84.8 million in cash and restricted cash and $84.8 million in debt obligations, of which $15.1 million were capital lease obligations as of December 31, 2020.

Fiscal Year 2021 Guidance:

For the twelve months ended December 31, 2021, the Company now expects:

•

Net revenue of between $438 million and $454 million, representing an increase of approximately 29% to 34% year-over-year, as compared to net revenue of $338.3 million for the twelve months ended December 31, 2020.

•	The 2021 net revenue guidance range assumes:

•

Net revenue from Advanced Wound Care products of between $409 million and $422 million, representing an increase of approximately 39% to 43% year-over-year as compared to net revenue of $294.6 million for the twelve months ended December 31, 2020.

•

Net revenue from Surgical & Sports Medicine products of between $29 million and $32 million, representing a decrease of approximately 27% to 34% year-over-year as compared to net revenue of $43.7 million for the twelve months ended December 31, 2020.

•

Net revenue from the sale of PuraPly products of between $179 million and $187 million, representing an increase of approximately 22% to 27% year-over-year, as compared to net revenue of $147.3 million for the twelve months ended December 31, 2020.

•	GAAP net income positive for the twelve months ended December 31, 2021.

•	Adjusted EBITDA positive for the twelve months ended December 31, 2021.

First Quarter 2021 Earnings Conference Call:

Financial results will be reported after the market closes on Monday, May 10. Management will host a conference call at 5:00 p.m. Eastern Time on May 10 to discuss the results of the quarter, and provide a corporate update with a question and answer session. Those who would like to participate may dial 866-795-3142 (409-937-8908 for international callers) and provide access code 9199306. A live webcast of the call will also be provided on the investor relations section of the Company’s website at investors.organogenesis.com.

For those unable to participate, a replay of the call will be available for two weeks at 855-859-2056 (404-537-3406 for international callers); access code 9199306. The webcast will be archived at investors.organogenesis.com.

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash	$77,458	$84,394
Restricted cash	500	412
Accounts receivable, net	72,003	56,804
Inventory	29,721	27,799
Prepaid expenses and other current assets	5,557	4,935

Total current assets	185,239	174,344
Property and equipment, net	62,431	60,068
Intangible assets, net	29,379	30,622
Goodwill	28,772	28,772
Operating lease right-of-use assets, net	12,706	—
Deferred tax asset, net	18	18
Other assets	636	670

Total assets	$319,181	$294,494

Liabilities and Stockholders’ Equity
Current liabilities:
Deferred acquisition consideration	$—	$483
Current portion of term loan	16,875	16,666
Current portion of finance lease obligations	3,870	3,619
Current portion of operating lease obligations	4,004	—
Current portion of deferred rent and lease incentive obligation	—	95
Accounts payable	23,877	23,381
Accrued expenses and other current liabilities	25,383	23,973

Total current liabilities	74,009	68,217
Line of credit	10,000	10,000
Term loan, net of current portion	42,876	43,044
Deferred acquisition consideration, net of current portion	1,436	1,436
Earnout liability	3,689	3,985
Deferred rent and lease incentive obligation, net of current portion	—	2,315
Finance lease obligations, net of current portion	10,516	11,442
Operating lease obligations, net of current portion	11,031	—
Other liabilities	8,332	7,971

Total liabilities	161,889	148,410

Commitments and contingencies (Note 18)
Stockholders’ equity:

Total stockholders’ equity	157,292	146,084

Total liabilities and stockholders’ equity	$319,181	$294,494

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Net revenue	$102,552	$61,732
Cost of goods sold	25,495	18,793

Gross profit	77,057	42,939
Operating expenses:
Selling, general and administrative	58,232	52,613
Research and development	6,209	5,410

Total operating expenses	64,441	58,023

Income (loss) from operations	12,616	(15,084)

Other expense, net:
Interest expense, net	(2,470)	(2,510)
Gain on settlement of deferred acquisition consideration	—	1,295
Other income (expense), net	(3)	21

Total other expense, net	(2,473)	(1,194)

Net income (loss) before income taxes	10,143	(16,278)
Income tax expense	(200)	(35)

Net income (loss)	$9,943	$(16,313)

Net income (loss), per share:
Basic	$0.08	$(0.16)

Diluted	$0.07	$(0.16)

Weighted-average common shares outstanding
Basic	127,870,065	104,486,924

Diluted	133,451,950	104,486,924

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$9,943	$(16,313)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,010	902
Amortization of intangible assets	1,243	817
Amortization of operating lease right-of-use assets	1,129	—
Non-cash interest expense	72	46
Deferred interest expense	525	470
Deferred rent expense and lease incentive obligation	—	92
Gain on settlement of deferred acquisition consideration	—	(1,295)
Recovery of certain notes receivable from related parties	(179)	—
Provision recorded for sales returns and doubtful accounts	1,103	217
Loss on disposal of property and equipment	239	201
Adjustment for excess and obsolete inventories	2,290	769
Stock-based compensation	698	209
Change in fair value of Earnout liability	(296)	—
Changes in operating assets and liabilities:
Accounts receivable	(16,301)	6,325
Inventory	(4,212)	(4,287)
Prepaid expenses and other current assets	(622)	(2,099)
Operating leases	(1,210)	—
Accounts payable	1,842	(1,910)
Accrued expenses and other current liabilities	1,411	(1,274)
Other liabilities	(164)	(153)

Net cash used in operating activities	(1,479)	(17,283)
Cash flows from investing activities:
Purchases of property and equipment	(4,957)	(4,243)
Proceeds from the repayment of notes receivable from related parties	179	—

Net cash used in investing activities	(4,778)	(4,243)
Cash flows from financing activities:
Proceeds from term loan	—	10,000
Payments of withholding taxes in connection with RSUs vesting	(417)	—
Proceeds from the exercise of stock options	984	816
Principal repayments of finance lease obligations	(675)	(544)
Payment of deferred acquisition consideration	(483)	(2,042)

Net cash (used in) provided by financing activities	(591)	8,230
Change in cash and restricted cash	(6,848)	(13,296)
Cash and restricted cash, beginning of period	84,806	60,370

Cash and restricted cash, end of period	$77,958	$47,074

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,937	$2,244
Cash paid for income taxes	$—	$—
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$306	$2,942
Right-of-use assets obtained through operating lease obligations	$310	$—

Non-GAAP Financial Measures

Our management uses financial measures that are not in accordance with generally accepted accounting principles in the United States, or GAAP, in addition to financial measures in accordance with GAAP to evaluate our operating results. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. Our management uses Adjusted EBITDA to evaluate our operating performance and trends and make planning decisions. Our management believes Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making.

The following is a reconciliation of GAAP net income (loss) to non-GAAP EBITDA and non-GAAP Adjusted EBITDA for each of the periods presented:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Net income (loss)	$9,943	$(16,313)
Interest expense, net	2,470	2,510
Income tax expense	200	35
Depreciation	1,010	902
Amortization	1,243	817

EBITDA	14,866	(12,049)

Stock-based compensation expense	698	209
Gain on settlement of deferred acquisition consideration (1)	—	(1,295)
Recovery of certain notes receivable from related parties (2)	(179)	—
Change in fair value of Earnout (3)	(296)	—
Restructuring charge (4)	927	—
Transaction cost (5)	—	243
Cancellation fee (6)	—	1,950

Adjusted EBITDA	$16,016	$(10,942)

(1)

Amount reflects the gain recognized related to the settlement of the deferred acquisition consideration dispute with the sellers of NuTech Medical in February 2020. See Note 18 to the unaudited financial statements included in our quarterly report on Form 10-Q for the quarter ended March 31, 2021 (the “Form 10-Q”).

(2)	Amount reflects the collection of certain notes receivable from related parties previously reserved. See Note 19 to the unaudited financial statements included in our Form 10-Q.
(3)	Amount reflects the change in the fair value of the Earnout liability in connection with the CPN acquisition. See Note 3 to the unaudited financial statements included in our Form 10-Q.
(4)	Amount reflects employee retention and other benefit-related costs related to the Company’s restructuring activities. See Note 12 to the unaudited financial statements included in our Form 10-Q.
(5)

Amount reflects the legal, advisory and other professional fees incurred in the three months ended March 31, 2020 related directly to the CPN acquisition. See Note 3 to the unaudited financial statements included in our Form 10-Q.

(6)

Amount reflects the cancellation fee for terminating certain product development and consulting agreements the Company inherited from NuTech Medical. See Note 18 to the unaudited financial statements included in our Form 10-Q.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements relating to the Company’s expected revenue for fiscal 2021 and the breakdown of such revenue in both its Advanced Wound Care and Surgical & Sports Medicine categories as well as the estimated revenue contribution of its PuraPly products. Forward-looking statements with respect to the operations of the Company, strategies, prospects and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the impact of any changes to the reimbursement levels for the Company’s products and the impact to the Company of the loss of preferred “pass through” status for PuraPly AM and PuraPly in 2020; (2) the Company faces significant and continuing competition, which could adversely affect its business, results of operations and financial condition; (3) rapid technological change could cause the Company’s products to become obsolete and if the Company does not enhance its product offerings through its research and development efforts, it may be unable to effectively compete; (4) to be commercially successful, the Company must convince physicians that its products are safe and effective alternatives to existing treatments and that its products should be used in their procedures; (5) the Company’s ability to raise funds to expand its business; (6) the Company has incurred significant losses since inception and may incur losses in the future; (7) changes in applicable laws or regulations; (8) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (9) the Company’s ability to maintain production of Affinity in sufficient quantities to meet demand; (10) the COVID-19 pandemic and its impact, if any, on the Company’s fiscal condition and results of operations; and (11) other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) of the Company’s Form 10-K for the year ended December 31, 2020 and its subsequently filed periodic reports. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Investor Inquiries:

Westwicke Partners

Mike Piccinino, CFA

OrganoIR@westwicke.com

443-213-0500

Press and Media Inquiries: Organogenesis

Lori Freedman

LFreedman@organo.com